Exhibit 99.1

ieCrowd Announces Additional Extension of its IPO Closing Date

Riverside, CA – October 27, 2015 – Innovation Economy Corporation (“ieCrowdTM”), a life and health innovation commercialization company currently conducting its initial public offering (its “IPO”), today announced plans to extend the closing date of its IPO from October 30, 2015 to November 30, 2015. ieCrowd will be making filings with the SEC in due course in order to effectuate the extension. ieCrowd is extending the closing date in order to seek additional investors and investor funds, so that it can meet Nasdaq listing requirements at the time of the IPO closing.

ieCrowd also expects to make additional changes to its IPO prospectus, and will be distributing the amended prospectus to prospective investors once the SEC declares the amendment effective. TriPoint Global Equities, LLC is acting as selling agent for the IPO.

The offering of the IPO securities may only be made by means of a prospectus. An electronic copy of the prospectus, including the amended prospectus once filed and declared effective, may be obtained from the SEC website at www.sec.gov or at www.ieCrowd.com/IPO. A paper copy may obtained upon written request to Mr. Amro Albanna, ieCrowd's Chairman and CEO, c/o ieCrowd, 1650 Spruce Street, 5th Floor, Riverside, CA 92507, or by calling, toll free, 1-800-304-6994. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of ieCrowd’s securities, nor shall there be any sale of such securities in any state in which an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Innovation Economy Corporation

Innovation Economy Corporation (“ieCrowdTM”) is an emerging growth company seeking to bring the world together to unlock the potential of untapped innovations. ieCrowd aligns itself with universities and research institutions to secure the rights to develop life, health and wellness innovations into transformative future products, platforms, services and technologies. ieCrowd was founded in 2010 and is building a global ecosystem based on a Collaborative Economy model, which includes investors, institutions, government agencies, universities, non-profits, companies and individuals – all committed to supporting ieCrowd's vision and mission. For more information about ieCrowd, visit www.ieCrowd.com. Follow us @ieCrowd, https://linkedin.com/company/iecrowd and https://www.facebook.com/ieCrowd.

About TriPoint Global Equities, LLC

TriPoint Global Equities, LLC ("TriPoint"), a FINRA member firm, is a boutique investment bank providing capital raising and advisory services to emerging growth companies across all major sectors. TriPoint provides companies of up to $500 million in revenue with access and entry to the U.S. capital markets via its specialized practices in equity capital markets (IPOs, SDO®s, private equity, venture capital, etc.), specialty finance (senior and junior debt, mezzanine, etc.) and corporate advisory. TriPoint has created BANQ® www.banq.co, an electronic investment banking platform, to streamline the matching of investors with quality growth companies and alternative investment opportunities. BANQ® widely markets its U.S. offerings utilizing the new general solicitation and advertising rules promulgated by the U.S. Securities & Exchange Commission in response to the passage of the JOBS Act of 2012. In addition, BANQ® offers some of the lowest trading costs in the industry at $.99 and $3.95. TriPoint has offices in New York City, Jericho, NY, Akron, OH, Beijing, China and Washington, D.C. For more information, please visit http://www.tripointglobalequities.com and www.banq.co.

For More Information Contact

Larry Eason

ir@iecrowd.com

Phone: (951) 374-0434

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